EXHIBIT 21

Subsidiaries of the Corporation

The following bank subsidiaries are national banks and are organized under the laws of the United States:

   Associated Bank, National Association
   Associated Bank Minnesota, National Association
   Associated Trust Company, National Association

The following bank subsidiary is a state bank organized under the laws of the State of Illinois:

   Associated Bank Chicago

The following non-bank subsidiaries are organized under the laws of the State of Wisconsin:

    Associated Commercial Finance, Inc.
    Associated Financial Group, LLC
    Associated Illinois Real Estate Corp.
    Associated Investment Management, LLC
    Associated Investment Services, Inc.
    Associated Minnesota Real Estate Corp.
    Associated Mortgage, Inc.
    Associated Wisconsin Real Estate Corp.

The following non-bank subsidiary is organized under the laws of the State of Arizona:

   Banc Life Insurance Corporation

The following non-bank subsidiary is organized under the laws of the State of California:

   Mortgage Finance Corporation

The following non-bank subsidiary is organized under the laws of the State of Minnesota:

   Riverside Finance, Inc.

The following non-bank subsidiaries are organized under the laws of the State of Nevada:

    ASBC Investment Corp.
    ASBC Investment Corp-Illinois
    ASBC Investment Corp-Minnesota
    Associated Green Bay Investment Corp.
    Associated Illinois Investment Corp.
    Associated Minnesota Investment Corp.